Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Announces Additional Board Member
RENO, Nev. - October 22, 2015 Employers Holdings, Inc. (NYSE:EIG) a Nevada-based company whose subsidiaries are specialty providers of workers’ compensation insurance focused on small businesses, announced today that the company’s board of directors has elected Prasanna Dhoré to the Boards of Directors of Employers Holdings, Inc. and Employers Group, Inc.
Dhoré, 54, is senior vice president, chief data and analytics officer at Equifax, Inc., one of the three largest American consumer credit reporting agencies. Prior to assuming his current role in 2012, Dhoré served as vice president, global customer intelligence at Hewlett Packard. He has also served as executive vice president at Dreyfus/Mellon Financial Corporation.
“Prasanna is one of the thought leaders in the field of data analytics. His understanding of big data and its uses will help guide EMPLOYERS into its uses of predictive modeling and data analytics to solve business problems and drive better decision-making. He is a strategic thinker, and has experience guiding companies through growth and change,” said president and chief executive officer Douglas D. Dirks. “He will be an excellent addition to our board.”
Dhoré will serve on the EMPLOYERS board’s Finance committee.
© 2015 EMPLOYERS. All rights reserved.

EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. Insurance is offered through Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Preferred Insurance Company, and Employers Assurance Company. Not all insurers do business in all jurisdictions.

Media:
Ty Vukelich, Vice President, Corporate Marketing, 775-327-2677, tvukelich@employers.com

Analysts:
Vicki Mills, Vice President, Investor Relations, 775-327-2794,  vmills@employers.com